Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Alesco Financial, Inc. (formerly Sunset Financial Resources, Inc.)

Philadelphia, PA

We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-3 of Alesco Financial, Inc. for the registration of $140,000,000 7.625% Contingent Convertible Senior Notes due 2027 (the “Notes”) and up to 14,659,680 shares of its common stock issuable upon conversion of the Notes. Our reports dated March 13, 2006, relating to the consolidated financial statements of Sunset Financial Resources, Inc., the effectiveness of Sunset Financial Resources, Inc.’s internal control over financial reporting, and schedules of Sunset Financial Resources, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

Savannah, Georgia

September 28, 2007